Exhibit 99.1
BOB EVANS ANNOUNCES FISCAL 2011 SECOND-QUARTER RESULTS
EXCEEDING MANAGEMENT’S EXPECTATIONS; INCREASES OPERATING
INCOME GUIDANCE FOR 2011
COLUMBUS, Ohio – Nov. 16, 2010 – Bob Evans Farms, Inc. (NASDAQ: BOBE) today announced its results for the 2011 second fiscal quarter ended Friday, Oct. 29, 2010.
Second-quarter commentary
Chairman and Chief Executive Officer Steve Davis said the Company’s second-quarter adjusted operating results, excluding special items, exceeded management’s expectations. “Our restaurant segment demonstrated good cost management, along with sequential improvement in same-store sales at Bob Evans Restaurants, due partly to off-premise revenue drivers such as carryout and catering,” Davis said. “The food products segment benefited from better management of sales promotions and manufacturing productivity initiatives. As a result, our second-quarter performance was much better than expected. This gives us the confidence to increase our operating income guidance for fiscal 2011.”
Second-quarter consolidated results
The Company’s reported second-quarter fiscal 2011 results include the net negative impact of $13.9 million from the following pretax items:
•	$10.3 million in fixed asset impairment charges, primarily for five underperforming Mimi’s Café restaurants

•	$2.8 million in charges related to manufacturing productivity initiatives in the Company’s food products segment, including the discontinuation of fresh sausage operations at two manufacturing facilities

•	$0.8 million in retirement and severance charges in the Company’s restaurant segment
The Company’s reported second-quarter results last year include the net negative impact of $0.5 million from the following pretax items:
•	$1.5 million in fixed asset impairment charges for various real estate parcels

•	$0.2 million in retirement and severance charges

•	$1.2 million in life insurance proceeds
Excluding the net negative impact of the aforementioned pretax items, reported second-quarter fiscal 2011 consolidated operating income of $13.9 million, or 3.3 percent of net sales, would have been $27.8 million, or 6.7 percent of net sales. Excluding the net negative impact of the aforementioned pretax items, last year’s reported second-quarter consolidated operating income of $24.9 million, or 5.9 percent of net sales, would have been $25.4 million, or 6.0 percent of net sales.
See “Disclosure regarding non-GAAP financial measures” below for a reconciliation of all non-GAAP references in this release.
Below is a summary of the Company’s second-quarter fiscal 2011 income statement:
•	Net sales – Net sales were $417.0 million in the second quarter of fiscal 2011, a 1.8 percent decrease compared to $424.8 million in fiscal 2010. This decrease was primarily the result of same-store sales declines at Bob Evans Restaurants and Mimi’s Café.

The table below contains the Company’s second-quarter same-store sales results:
SAME-STORE SALES

	SSS Restaurants	Aug.	Sept.	Oct.	2Q FY ’11	FY ’11 YTD
Bob Evans	564	-1.8%	-0.6%	-0.5%	-0.9%	-2.2%
Mimi’s Café	131	-6.2%	-4.8%	-5.8%	-5.6%	-6.6%
COMBINED	695	-3.0%	-1.7%	-1.9%	-2.2%	-3.4%
•	Cost of sales – Cost of sales was $124.1 million, or 29.8 percent of net sales, in the second quarter of fiscal 2011, compared to $123.3 million, or 29.0 percent of net sales, in fiscal 2010. The increase as a percentage of sales was the result of an 83.9 percent year-over-year increase in sow costs, which averaged $60.47 per hundredweight in the second quarter of fiscal 2011, compared to $32.88 during the second quarter of fiscal 2010. Partly offsetting this increase was effective supply chain management and the implementation of an actual-versus-theoretical food cost program in the restaurant segment.

•	Operating wages – Operating wages were $140.1 million, or 33.6 percent of net sales, in the second quarter of fiscal 2011, compared to $149.8 million, or 35.3 percent of net sales, in fiscal 2010. The improvement resulted from a reduction in labor hours and health insurance costs in the restaurant segment, as well as the benefit of manufacturing productivity initiatives in the food products segment. Partly offsetting these benefits was negative leverage due to sales declines in the restaurant segment.

•	Other operating expenses – Other operating expenses were $68.3 million, or 16.4 percent of net sales, in the second quarter of fiscal 2011, compared to $70.7 million, or 16.6 percent of net sales, in fiscal 2010. The improvement resulted from lower pre-opening expenses in the restaurant segment and lower repair and maintenance expense in the food products segment. Partly offsetting these benefits was negative leverage due to sales declines in the restaurant segment.

•	SG&A – Selling, general and administrative expenses were $49.7 million, or 11.9 percent of net sales, in the second quarter of fiscal 2011, compared to $35.4 million, or 8.3 percent of net sales, in fiscal 2010. The fiscal 2011 results include the impact of the following aforementioned items:
•	$10.3 million in fixed asset impairment charges, primarily for five underperforming Mimi’s Café restaurants

•	$2.8 million in charges related to the manufacturing productivity initiatives in the Company’s food products segment

•	$0.8 million in retirement and severance charges in the Company’s restaurant segment
Also contributing to the increase was negative leverage from sales declines in the restaurant segment, as well as higher administrative salary expenses.

The fiscal 2010 second-quarter results include the impact of the following items in the Company’s restaurant segment:
•	$1.5 million in fixed asset impairment charges for various real estate parcels

•	$0.2 million in retirement and severance charges

•	$1.2 million in life insurance proceeds

•	Net interest expense – The Company’s net interest expense was $2.2 million in the second quarter of fiscal 2011 compared to $2.5 million in fiscal 2010. The decrease was the result of lower average borrowings in the second quarter of fiscal 2011 compared to the second quarter of fiscal 2010. The Company reduced its total debt by $79.9 million during fiscal 2010 and by an additional $17.9 million during the first half of fiscal 2011.

•	Income taxes – The Company’s effective tax rate for the second quarter of fiscal 2011 was 33.5 percent, compared to an effective tax rate of 30.8 percent in fiscal 2010. The lower effective tax rate in the second quarter of fiscal 2010 was the result of the favorable tax treatment of certain life insurance proceeds. The Company’s tax rate in the second quarter of fiscal 2011 more closely approximates its guidance for the year.

•	Diluted weighted-average shares outstanding – The Company’s diluted weighted-average share count was 30.4 million in the second quarter of fiscal 2011 compared to 31.1 million in fiscal 2010. The Company repurchased 325,000 shares for a total of $8.9 million in the second quarter of fiscal 2011 and has repurchased 495,000 shares for a total of $13.3 million in the fiscal year to date.
Restaurant segment summary
The restaurant segment’s reported second-quarter fiscal 2011 results include the net negative impact of $11.1 million from the following pretax items:
•	$10.3 million in fixed asset impairment charges, primarily for five underperforming Mimi’s Café restaurants

•	$0.8 million in retirement and severance charges
The restaurant segment’s reported second-quarter results last year include the net negative impact of $0.5 million from the following pretax items:
•	$1.5 million in fixed asset impairment charges for various real estate parcels

•	$0.2 million in retirement and severance charges

•	$1.2 million in life insurance proceeds
Excluding the negative net pretax impact of the aforementioned items, the restaurant segment’s reported second-quarter fiscal 2011 operating income of $9.2 million, or 2.7 percent of net sales, would have been $20.3 million, or 6.0 percent of net sales. Excluding the negative net pretax impact of the aforementioned items, last year’s restaurant-segment reported second-quarter operating income of $16.3 million, or 4.7 percent of sales, would have been $16.8 million, or 4.9 percent of net sales.
On an adjusted basis, the restaurant segment’s second-quarter fiscal 2011 operating income of $20.3 million compares to $16.8 million in the second quarter a year ago. This improvement is due to lower cost of sales, lower operating wages and lower other operating expenses, partly offset by higher SG&A expenses and the overall impact of deleverage from lower sales.
A summary of the restaurant segment’s second-quarter income statement follows below:
Net sales – The restaurant segment reported net sales of $338.1 million, a 2.1 percent decrease compared to $345.4 million in the second quarter of fiscal 2010.

Same-store sales at Bob Evans Restaurants decreased 0.9 percent in the second quarter of fiscal 2011. The entire decrease resulted from the planned phase-out of retail inventory designed to shift the offering toward items consistent with the Company’s “Taste of the Farm” brand positioning. Average menu prices at Bob Evans Restaurants were up 1.9 percent in the second quarter. At Mimi’s Café, same-store sales decreased 5.6 percent in the second quarter of fiscal 2011. Average menu prices at Mimi’s Café were up 2.6 percent in the second quarter.
The Company did not rebuild, open or close any restaurants in the quarter but did remodel three existing restaurants.
Cost of sales – The restaurant segment’s cost of sales was 24.3 percent of net sales compared to 24.5 percent of net sales in the second quarter of fiscal 2010. This improvement resulted from effective supply chain management and the implementation of an actual-versus-theoretical food cost program.
Operating wages – The restaurant segment’s cost of labor was 38.9 percent of net sales compared to 40.4 percent of net sales in the second quarter of fiscal 2010. This decrease was the result of a reduction in labor hours and lower health insurance costs, partly offset by the negative leverage due to a decline in same-store sales.
Other operating expenses – The restaurant segment’s other operating expenses were 19.1 percent of net sales, compared to 19.2 percent of net sales in the second quarter of fiscal 2010. The decrease was the result of lower pre-opening expenses, partly offset by deleverage due to sales declines.
SG&A – The restaurant segment’s selling, general and administrative expenses were 9.6 percent of net sales, compared to 5.9 percent of net sales in the second quarter of fiscal 2010. The increase is primarily due to the impact from the following aforementioned items:
•	$10.3 million in fixed asset impairment charges, primarily for five underperforming Mimi’s Café restaurants

•	$0.8 million in retirement and severance charges
Also contributing to the increase was negative leverage from sales declines, as well as higher administrative salary expense.
The restaurant segment’s fiscal 2010 second-quarter operating income results include the impact of the following pretax items:
•	$1.5 million in fixed asset impairment charges for various real estate parcels

•	$0.2 million in retirement and severance charges

•	$1.2 million in life insurance proceeds
Food products segment summary
Reported operating income for the food products segment was $4.7 million, or 6.0 percent of net sales, in the second quarter of fiscal 2011, compared to $8.6 million, or 10.8 percent of net sales, in fiscal 2010. The operating income decline is due primarily to an 83.9 percent year-over-year increase in sow costs and $2.8 million in charges related to manufacturing productivity initiatives, largely offset by a significant decrease in promotional expenses and reductions in operating wages and other operating expenses. The manufacturing productivity initiatives included the discontinuation of the Company’s fresh sausage operations at its Galva, Ill., and Bidwell, Ohio facilities, along with other headcount reductions.

Excluding the $2.8 million charge, the food products segment’s reported second-quarter 2011 operating income of $4.7 million, or 6.0 percent of net sales, would instead have been $7.5 million, or 9.5 percent of net sales. This compares to $8.6 million, or 10.8 percent of net sales, in fiscal 2010.
A summary of the food products segment’s second-quarter income statement follows below:
Net sales – The food products segment’s net sales were $79.0 million, down 0.6 percent compared to $79.5 million in the second quarter of fiscal 2010. Comparable pounds sold decreased 16 percent compared to the second quarter of fiscal 2010. Mostly offsetting the impact of the decrease in comparable pounds sold was a $10.8 million, or 60.4 percent, year-over-year decrease in promotional discounts provided to retailers. Promotional discounts and other selling allowances affect the income statement as a reduction to the net sales line.
Cost of sales – The food products segment’s cost of sales was 53.1 percent of net sales compared to 49.0 percent of net sales in the second quarter of fiscal 2010. The increase was due to an 83.9 percent year-over-year increase in sow costs, which averaged $60.47 per hundredweight compared to $32.88 a year ago, partly offset by higher net selling prices per pound sold.
Operating wages – The food products segment’s cost of labor was 10.8 percent of net sales compared to 12.9 percent of net sales in the second quarter of fiscal 2010. The decrease was due to efficiencies from the Company’s manufacturing productivity initiatives.
Other operating expenses – The food products segment’s other operating expenses were 4.8 percent of net sales compared to 5.5 percent of net sales in the second quarter of fiscal 2010. The decrease was due to efficiencies from the Company’s manufacturing productivity initiatives and lower repair and maintenance expenses.
SG&A – The food products segment’s SG&A expenses were 22.0 percent of net sales compared to 18.9 percent of net sales in the second quarter of fiscal 2010. The increase was due primarily to the aforementioned $2.8 million in charges related to manufacturing productivity initiatives, primarily the discontinuation of the Company’s fresh sausage operations in Galva, Ill., and Bidwell, Ohio.
Fiscal year 2011 outlook
Due to better-than-expected second-quarter results, the Company increased its previously issued outlook for fiscal 2011 adjusted operating income to $108 to $112 million, excluding the aforementioned net pretax charges of $13.9 million, from the previous guidance of $105 to $110 million. This outlook relies on a number of important assumptions, including the risk factors discussed in the Company’s securities filings.
Particular assumptions for the Company’s full-year outlook include the following:
Net sales – Consolidated net sales of approximately $1.7 billion. The net sales estimate includes the Company’s expectation for both restaurant concepts to realize gradual improvement in same-store sales throughout the year.

The Company’s annual net sales estimate also includes the following assumptions:
•	Bob Evans Restaurants – Overall net sales of about $975 million to $985 million, with full-year same-store sales between negative 2.0 percent and flat. The Company expects gradual sequential improvement in same-store sales during the second half, with positive comps by the end of fiscal 2011. In fiscal 2011, the Company plans to build three new Bob Evans restaurants.

•	Mimi’s Café – Overall net sales of about $380 million to $390 million, with full-year same-store sales in the negative 5.0 to negative 2.0 percent range. The Company expects gradual sequential improvement in same-store sales during the second half, with approximately flat comps by the end of fiscal 2011. The Company does not plan to open any new Mimi’s Café restaurants in 2011.

•	Food products – Overall net sales of approximately $320 million to $330 million.
Restaurant operating margin – The Company expects an adjusted restaurant segment operating margin of approximately 6.0 to 6.5 percent for the full year.
Included in this estimate are the following assumptions:
•	Cost of sales – Increasing pressure from higher commodity costs, partly offset by positive mix shifts and effective supply chain management.

•	Operating wages – Improvements reflecting expected labor efficiencies.
Food products operating margin – The Company expects an adjusted food products segment operating margin of approximately 7.0 to 8.0 percent for the full year. The Company expects to realize improvements in its food products margins from pricing increases implemented early in the second quarter, better management of sales promotions and cost savings related to manufacturing productivity initiatives.
Included in this estimate are average sow costs of approximately $55 to $60 per hundredweight for the full year. The Company expects its average sow costs for the full year to be at the high end of this range.
Depreciation and amortization – Approximately $84 million to $86 million.
Net interest expense of approximately $9 million to $9.5 million.
An effective tax rate of approximately 34 percent.
A diluted weighted-average share count of approximately 30.5 million shares.
Capital expenditures of about $60 million to $65 million.
The Company plans to build three new Bob Evans restaurants and no new Mimi’s Café restaurants during fiscal 2011. The Company expects to rebuild two Bob Evans restaurants and no Mimi’s Café restaurants during the year. The Company also plans to remodel 30 to 35 Bob Evans restaurants and three Mimi’s Café restaurants in fiscal 2011.
The vast majority of capital expenditures related to the remodels will take place in the second half of the year.
At the end of the second quarter, total debt was $172.3 million, compared to stockholders’ equity of $638.7 million.

The Company’s Board of Directors has authorized a share repurchase program of up to $25 million during fiscal 2011. The Company repurchased 325,000 shares for a total of $8.9 million in the second quarter of fiscal 2011 and has repurchased 495,000 shares for a total of $13.3 million in the fiscal year to date.
Company to host conference call on Wednesday, Nov. 17, 2010
The Company plans to host a conference call and webcast to discuss its second-quarter results at 10 a.m. ET on Wednesday, Nov. 17. Interested parties may listen to a simultaneous conference call at (800) 690-3108, access code 92847003, or listen to a simultaneous webcast at www.bobevans.com/ir. The archived webcast will also be available on the Web site.
About Bob Evans Farms, Inc.
Bob Evans Farms, Inc. owns and operates full-service restaurants under the Bob Evans and Mimi’s Café brand names. At the end of the second fiscal quarter (Oct. 29, 2010), Bob Evans owned and operated 569 family restaurants in 18 states, primarily in the Midwest, mid-Atlantic and Southeast regions of the United States, while Mimi’s Café owned and operated 145 casual restaurants located in 24 states, primarily in California and other western states. Bob Evans Farms, Inc. is also a leading producer and distributor of pork sausage and a variety of complementary homestyle convenience food items under the Bob Evans and Owens brand names. For more information about Bob Evans Farms, Inc., visit www.bobevans.com.
SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
Certain statements in this news release that are not historical facts are forward-looking statements. Forward-looking statements involve various important assumptions, risks and uncertainties. Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events. We discuss these factors and events, along with certain other risks, uncertainties and assumptions, under the heading “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the fiscal year ended April 30, 2010, and in our other filings with the Securities and Exchange Commission. We note these factors for investors as contemplated by the Private Securities Litigation Reform Act of 1995. Predicting or identifying all such risk factors is impossible. Consequently, investors should not consider any such list to be a complete set of all potential risks and uncertainties. Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update any forward-looking statement to reflect circumstances or events that occur after the date of the statement to reflect unanticipated events. All subsequent written and oral forward-looking statements attributable to us or any person acting on behalf of the company are qualified by the cautionary statements in this section.
Contact:
David D. Poplar
Vice President, Investor Relations
(614) 492-4954

Disclosure regarding non-GAAP financial measures
The Company uses adjusted operating income as a measure for comparing its performance to prior periods and competitors, and believes it is useful because it provides investors and other interested parties a means to evaluate the Company’s performance relative to its past performance, without regard to certain charges and gains. Adjusted operating income is not a recognized GAAP term.
GAAP to Non-GAAP Reconciliation of Operating Income (unaudited)
GAAP to Non-GAAP Reconciliation of Operating Income (unaudited)
(Thousands, except per share data)

	Three Months Ended		Six Months Ended
	October 29, 2010	October 23, 2009	October 29, 2010	October 23, 2009
Operating income as reported:
Restaurant	$9,202	$16,324	$30,559	$36,712
Food Products	4,708	8,583	4,737	13,334

Total	13,910	24,907	35,296	50,046

Adjustments:
Impairment — Restaurant	10,293	1,518	10,293	1,518
Severance — Restaurant	829	127	829	127
Manufacturing productivity initiatives — Food Products	2,773	0	2,773	0
Severance — Food Products	0	14	0	14
Life insurance gains — Restaurant	0	(1,205)	0	(1,205)

Adjusted operating income:
Restaurant	20,324	16,764	41,681	37,152
Food Products	7,481	8,597	7,510	13,348

Total	27,805	25,361	49,191	50,500
Below is a reconciliation of fiscal 2011 estimated reported consolidated operating income to estimated adjusted operating income:

Fiscal 2011 estimated reported operating income:	$94.1 to 98.1 million
Fiscal 2011 2Q fixed asset impairment:	$10.3 million
Fiscal 2011 2Q manufacturing productivity initiatives:	$2.8 million
Fiscal 2011 2Q retirement / severance:	$0.8 million

Fiscal 2011 estimated adjusted operating income:	$108 to $112 million
Below is a reconciliation of fiscal 2011 estimated reported restaurant segment operating margin to estimated adjusted restaurant segment operating margin:

Fiscal 2011 estimated reported operating margin:	5.1 to 5.7 percent
Fiscal 2011 2Q fixed asset impairment ($10.3 million):	0.7 to 0.8 percent
Fiscal 2011 2Q retirement / severance ($0.8 million):	0.1 percent

Fiscal 2011 estimated adjusted operating margin:	6.0 to 6.5 percent
Below is a reconciliation of fiscal 2011 estimated reported food products segment operating margin to estimated adjusted food products segment operating margin:

Fiscal 2011 estimated reported operating margin:	6.1 to 7.2 percent
Fiscal 2011 2Q mfg. productivity initiatives ($2.8 million):	0.8 to 0.9 percent

Fiscal 2011 estimated adjusted operating margin:	7.0 to 8.0 percent

Consolidated Financial Results (unaudited)
(Thousands, except per share data)

	Three Months Ended		Six Months Ended
	October 29, 2010	October 23, 2009	October 29, 2010	October 23, 2009
Net Sales
Restaurant Segment	$338,079	$345,385	$681,164	$705,200
Food Products Segment	78,967	79,462	148,448	149,127

Total	$417,046	$424,847	$829,612	$854,327

Operating Income
Restaurant Segment	$9,202	$16,324	$30,559	$36,712
Food Products Segment	4,708	8,583	4,737	13,334

Total	$13,910	$24,907	$35,296	$50,046

Net Interest Expense	$2,204	$2,537	$4,702	$5,277

Income Before Income Taxes	$11,706	$22,370	$30,594	$44,769

Provisions for Income Taxes	$3,916	$6,888	$10,255	$13,172

Net Income	$7,790	$15,482	$20,339	$31,597

Earnings Per Share
Basic	$0.26	$0.50	$0.67	$1.02
Diluted	$0.26	$0.50	$0.67	$1.02

Average Shares Outstanding
Basic	30,341	31,005	30,393	30,923
Diluted	30,403	31,118	30,453	31,035